Exhibit 99.1

Transcat Announces Fiscal 2004 Second Quarter Results;
Reports Net Profit In The Second Quarter

ROCHESTER, NY – October 20, 2003 – Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade test, measurement, and calibration instruments and a provider of calibration and repair services, today announced financial results for its second quarter ended September 27, 2003.

Commenting on the fiscal year 2004 second quarter results, Carl E. Sassano, President and Chief Executive Officer, stated: “We are pleased to report another quarter of solid performance. We believe that our results are in line with our strategy of executing and sustaining a consistent, profitable business model, regardless of the economic conditions.

“We have sustained our operating profitability despite an 18% decrease in sales compared to the prior year fiscal quarter. Consistent with last quarter, more than 85% of the sales decrease in the fiscal year 2004 second quarter came from our distribution products segment, which again continues to be adversely impacted, on a comparative basis, by the lingering economic downturn.

“Our calibration services sales performance was in line with our expectations. A sixteen point increase in calibration gross profit as a percent of sales over the prior year fiscal quarter directly contributed to our profitability. This increase was largely derived from the consolidation in fiscal 2003 of our calibration operations into ten strategically located Calibration Centers of Excellence.”

Net sales for the fiscal year 2004 second quarter were $11.9 million compared with net sales of $14.4 million during the fiscal year 2003 second quarter. Distribution products net sales for the current quarter were $7.6 million compared with net sales of $9.8 million in the prior year fiscal quarter. Calibration services net sales for the current quarter were $4.3 million compared with net sales of $4.6 million in the prior year fiscal quarter.

Net income for the fiscal year 2004 second quarter was $0.4 million, or $0.05 per share on a fully diluted basis, as compared with a net income of $0.5 million, or $0.08 per share in the prior year fiscal quarter.

For the first six months of fiscal year 2004, net sales were $24.5 million compared with net sales of $28.7 million for the first six months of fiscal year 2003. Distribution products net sales for the first six months of fiscal year 2004 were $15.6 million compared with net sales of $19.3 million in the first six months of fiscal year 2003. Calibration services net sales for the first six months of fiscal year 2004 were $8.9 million compared with net sales of $9.3 million in the first six months of fiscal year 2003.

Net income for the first six months of fiscal year 2004 was $0.5 million, or $0.08 per share on a fully diluted basis, as compared with a net income before cumulative effect of a change in accounting principle of $0.4 million, or $0.06 per share in the first six months of fiscal year 2003.

About Transcat, Inc.

Transcat, Inc. is a leading distributor of professional grade test, measurement, and calibration instruments and a provider of calibration and repair services primarily throughout the process, life science, and manufacturing industries.

Through the Company’s distribution products segment, Transcat markets and distributes national and proprietary brand instruments to approximately 10,000 global customers. Transcat’s Master Catalog offers easy access to more than 25,000 instruments, such as: calibrators, deadweight testers, temperature devices, multimeters, oscilloscopes, pressure pumps, testers, recorders, and related accessories, from nearly 250 of the industry’s leading manufacturers including Fluke, Hart Scientific, Agilent, Ametek, and GE-Druck. In addition, Transcat is the exclusive worldwide distributor for Altek and Transmation products. The majority of this instrumentation requires expert calibration service to ensure that it maintains the most exacting measurements.

Through the Company’s calibration services segment, Transcat offers precise, reliable, fast calibration services through ten Calibration Centers of Excellence strategically located across the United States and Canada to approximately 8,000 customers. To support the Company’s customers calibration service needs, Transcat delivers the industry’s highest quality calibration services and repairs. Each of the calibration laboratories is ISO-9000: 2000 registered with Underwriter’s Laboratories, Inc. and the scope of accreditation to ISO/IEC 17025 is the widest in the industry.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are subject to various risks and uncertainties. The Company’s actual results could differ from those anticipated in such forward-looking statements as a result of numerous factors that may be beyond the Company’s control.

TRANSCAT, INC.
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	(Unaudited)		(Unaudited)
	Second Quarter Ended		Six Months Ended

	September	September	September	September
	27, 2003	30, 2002	27, 2003	30, 2002

Product Sales	$7,620	$9,832	$15,632	$19,331
Service Sales	4,276	4,613	8,859	9,348

Net Sales	11,896	14,445	24,491	28,679

Cost of Products Sold	5,427	7,197	11,389	14,221
Cost of Services Sold	2,986	3,939	6,420	7,954

Total Cost of Products and Services Sold	8,413	11,136	17,809	22,175

Gross Profit	3,483	3,309	6,682	6,504

Selling, Marketing, and Warehouse Expenses	1,984	1,935	4,154	4,034
Administrative Expenses	1,283	973	2,122	1,976

Total Operating Expenses	3,267	2,908	6,276	6,010

Operating Income	216	401	406	494

Interest Expense	64	138	143	383
Other Income	(34)	-	(105)	(7)

Total Other Expense	30	138	38	376

Income Before Income Taxes and Cumulative Effect of a Change in Accounting Principle	186	263	368	118
Benefit for Income Taxes	(169)	(246)	(162)	(246)

Income Before Cumulative Effect of a Change in Accounting Principle	355	509	530	364
Cumulative Effect of a Change in Accounting Principle	-	-	-	(6,472)

Net Income (Loss)	$355	$509	$530	$(6,108)

Basic Earnings (Loss) Per Share:
Before Cumulative Effect of a Change in Accounting Principle	$0.06	$0.08	$0.09	$0.06
From Cumulative Effect of a Change in Accounting Principle	-	-	-	(1.06)

Total Basic Earnings (Loss) Per Share	$0.06	$0.08	$0.09	$(1.00)

Average Shares Outstanding (in thousands)	6,255	6,136	6,234	6,132

Diluted Earnings (Loss) Per Share:
Before Cumulative Effect of a Change in Accounting Principle	$0.05	$0.08	$0.08	$0.06
From Cumulative Effect of a Change in Accounting Principle	-	-	-	(1.06)

Total Diluted Earnings (Loss) Per Share	$0.05	$0.08	$0.08	$(1.00)

Average Shares Outstanding (in thousands)	6,726	6,136	6,624	6,132

Certain reclassifications of prior year and prior quarter financial information have been made to conform to current quarter and six month presentation.

TRANSCAT, INC.
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	(Unaudited)
	September	March
	27, 2003	31, 2003

ASSETS
Current Assets:
Cash	$102	$114
Accounts Receivable, less allowance for doubtful accounts of $116 and $114 as of September 27, 2003 and March 31, 2003, respectively	6,100	6,879
Other Receivables	378	159
Finished Goods Inventory, net	3,216	2,842
Income Taxes Receivable	484	799
Prepaid Expenses and Deferred Charges	594	454

Total Current Assets	10,874	11,247
Property, Plant and Equipment, net	2,293	2,556
Goodwill	2,524	2,524
Deferred Charges	129	197
Other Assets	244	234

Total Assets	$16,064	$16,758

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current Portion of Long-Term Debt	$761	$666
Accounts Payable	3,655	3,738
Accrued Payrolls, Commissions and Other	1,273	1,812
Income Taxes Payable	100	100
Deposits	64	64

Total Current Liabilities	5,853	6,380
Long-Term Debt, less current portion	5,050	5,916
Deferred Compensation	307	220
Deferred Gain on TPG Divestiture	1,544	1,544

Total Liabilities	12,754	14,060

Stockholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 6,304,915 and 6,296,000 shares issued as of September 27, 2003 and March 31, 2003, respectively; 6,185,557 and 6,176,642 shares outstanding as of September 27, 2003 and March 31, 2003, respectively	3,152	3,148
Capital in Excess of Par Value	3,038	3,031
Warrants	518	518
Accumulated Other Comprehensive Loss	(164)	(235)
Retained Deficit	(2,781)	(3,311)
Less: Treasury Stock, at cost, 119,358 shares	(453)	(453)

Total Stockholders’ Equity	3,310	2,698

Total Liabilities and Stockholders’ Equity	$16,064	$16,758

Certain reclassifications of prior year and prior quarter financial information have been made to conform to current quarter and six month presentation.

TRANSCAT, INC.
Consolidated Statements of Cash Flows
(In Thousands)

	(Unaudited)
	Six Months Ended

	September	September
	27, 2003	30, 2002

Cash Flows from Operating Activities:
Net Income (Loss)	$530	$(6,108)
Cumulative Effect of a Change in Accounting Principle	-	6,472

Net Income Before Cumulative Effect of a Change in Accounting Principle	530	364
Adjustments to Reconcile Net Income Before Cumulative Effect of a Change in Accounting Principle to Net Cash Provided by Operating Activities:
Depreciation and Amortization	833	801
Provision for Doubtful Accounts Receivable and Returns	(72)	88
Common Stock Expense	11	14
Deferred Revenue – MAC	-	(107)
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	560	1,325
MAC Escrow and Holdback	-	75
Inventories	(374)	578
Income Taxes Receivable / Payable	315	(245)
Prepaid Expenses, Deferred Charges, and Other	(415)	(53)
Accounts Payable	(83)	(858)
Accrued Payrolls, Commissions, and Other	(467)	(653)
Deposits	-	(239)
Deferred Compensation	87	(28)

Net Cash Provided by Operating Activities	925	1,062

Cash Flows from Investing Activities:
Purchase of Property, Plant and Equipment	(237)	(207)

Net Cash Used in Investing Activities	(237)	(207)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	(354)	(795)
Payments on Long-Term Borrowings	(417)	(334)

Net Cash Used in Financing Activities	(771)	(1,129)

Effect of Exchange Rate Changes on Cash	71	(5)

Net Decrease in Cash	(12)	(279)
Cash at Beginning of Period	114	508

Cash at End of Period	$102	$229

Certain reclassifications of prior year and prior quarter financial information have been made to conform to current quarter and six month presentation.